Exhibit 99
                               [Independence Logo]


                                 PRESS RELEASE



                        INDEPENDENCE COMMUNITY BANK CORP.
                COMPLETES ACQUISITION OF STATEWIDE FINANCIAL CORP.



Brooklyn, NY - January 7, 2000 - Independence Community Bank Corp. ("Independence")(NASDAQ: ICBC), the holding company for Independence Community Bank (the "Bank"), announced today the successful completion of its acquisition of Statewide Financial Corp. ("Statewide") (Nasdaq:SFIN) and the merger of Statewide's wholly owned subsidiary, Statewide Savings Bank, S.L.A. ("Statewide Bank") with and into the Bank, all effective as of January 7, 2000.

Charles J. Hamm, Chairman, President and Chief Executive Officer of Independence stated, "We are very pleased to welcome the former customers, stockholders and employees of Statewide and Statewide Bank to our company. All of our New Jersey branch offices will be converted to the Independence brand as rapidly as possible. We are confident that this transaction, combined with our recent acquisition of Broad National Bancorporation and its wholly owned subsidiary, Broad National Bank, will enhance stockholder value and provide long-term benefits for our customers and the communities we serve."

Victor M. Richel, Chairman, President and CEO of Statewide Financial Corp., stated that he was "very pleased that the merger has been finalized." He added "the customers of Statewide are fortunate to be able to continue to be served by a bank with a vision rooted in the same values as Statewide. Independence's very strong commitments to customer service and satisfaction and their demonstrated effectiveness in serving primarily urban communities reflects Statewide's own market emphasis, tradition and goals."

Under the terms of the Agreement and Plan of Merger between Independence and Statewide dated April 12, 1999 (the "Agreement"), the merger consideration consists of approximately 4,194,496 shares of Independence common stock and approximately $51.5 million based upon 4,073,777 shares of Statewide common stock outstanding as of the completion of the merger.
As a result of recently completed election procedures and in accordance with the terms of the formula set forth in the Agreement, each Statewide stockholder who submitted a valid election for stock consideration will receive 2.0700 shares of Independence common stock for each share of Statewide common stock, plus cash in lieu of any fractional shares, and each Statewide stockholder who submitted a valid election for cash consideration will receive $25.14 per share of Statewide common stock.
To the extent that any Statewide stockholders elected to receive some combination of stock and cash consideration in exchange for their shares of Statewide common stock, such individuals will receive the entire portion of their stock election in the form of 2.0700 shares of Independence common stock for each share of Statewide common stock, plus cash in lieu of any fractional shares, and the cash portion of their election at the rate of $25.14 per share of Statewide common stock. The remaining shares of Statewide common stock for which valid elections were not submitted have been converted into the right to receive on a pro rata basis $25.14 in cash for approximately 53% of the shares not tendered and 2.0700 shares of Independence common stock for each remaining share of Statewide common stock, plus cash in lieu of any fractional shares.

The acquisition will be accounted for as a purchase and will be immediately accretive to cash earnings.

Statements contained in this news release which are not historical facts are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

As a result of the acquisition, Independence will have assets in excess of $6.8 billion, deposits of approximately $4.4 billion and will operate 65 banking offices located in the greater New York Metropolitan area, which includes the five counties of New York City and Nassau County that are served by the Bank and the Northern New Jersey counties of Essex, Union, Bergen, Hudson and Middlesex which were formerly served by Statewide Bank and Broad
National Bank.   Independence has three key business divisions: Commercial
Real Estate Lending, Consumer Banking and Business Banking. The Bank strives to maintain its community orientation by serving urban, ethnically diverse communities with a wide range of products and by emphasizing customer service, superior value and convenience. Independence's web address is www.icbny.com.


____________________________________________________________________________

Contacts:
         Alan J. Cohen
         First Vice President, Investor Relations
         718-722-5400

         John B. Zurell
         Chief Financial Officer
         718-722-5420